Exhibit 99.1

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 27, 2023 by and among Western Asset Mortgage Capital Corporation, a Delaware corporation (the “Parent”), Terra Offshore Funds REIT, LLC, a Delaware limited liability company, and Terra JV, LLC, a Delaware limited liability company (together with Terra Offshore Funds REIT, LLC, the “Stockholders”, and each, a “Stockholder”).

WITNESSETH:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Maverick Merger Sub, LLC, a Maryland limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and Terra Property Trust, Inc., a Maryland corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, (i) the merger of Merger Sub with and into the Company, with the Company surviving such merger (the “Merger”) and (ii) the issuance of shares of Parent Class B Common Stock, to the holders of Class B common stock of the Company, $0.01 par value per share (“Company Class B Common Stock”), pursuant to the Merger Agreement (the “Parent Stock Issuance”);

WHEREAS, as of the date of this Agreement, the Stockholders collectively own 19,487,460.54 shares of Company Class B Common Stock; and

WHEREAS, as a condition and inducement to the willingness of Parent to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.  Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as in effect as of the date hereof). For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)   “Affiliate Agreements” shall mean, collectively, (i) the Amended and Restated Voting Agreement, dated as of March 2, 2020, by and among the Company, Terra Secured Income Fund 5, LLC, Terra JV, LLC and Terra REIT Advisors, LLC, (ii) the Stockholder Rights Agreement, dated March 2, 2020, between Terra JV, LLC and the Company, and (iii) the Voting Support Agreement, dated October 1, 2022, by and among the Company, Terra JV, LLC and Terra Offshore Funds REIT, LLC.

(b)   “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof, (ii) the Effective Time, (iii) the termination of this Agreement by mutual written consent of the parties, (iv) the time that the Company Board has validly effected a Company Change of Recommendation in accordance with Section 6.3 of the Merger Agreement, or (v) the one year anniversary of the date hereof.

(c)   “Shares” shall mean, collectively, all shares of Company Class B Common Stock owned by the Stockholders that the Stockholders have the authority to vote on the record date for the meeting of the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval.

(d)   “Transfer” shall mean, with respect to a Share, to (i) sell, pledge, encumber, exchange, assign, grant an option with respect to, transfer, tender or otherwise dispose of such Share or any interest in such Share (including by gift), (ii) enter into any contract providing for the sale of, pledge of, encumbrance of, exchange of, assignment of, grant of an option with respect to, transfer, tender of or other disposition of such Share or any interest therein (including by gift) or (iii) enter into, renew or maintain any put equivalent position (as defined in Rule 16a-1 under the Exchange Act) for the purpose of hedging economic exposure to such Share, excluding from this clause (iii) any put equivalent position entered into prior to the date of this Agreement; provided, however, Transfer shall not include any dividend or distribution consisting of the Shares made to the direct or indirect equity holders of the Stockholders after the Company Stockholder Approval has been obtained but prior to the Effective Time.

2.  Transfer of Shares.

(a)  Transfer Restrictions. From the date of this Agreement until the Expiration Date, neither Stockholder shall Transfer any of its Shares, except with Parent’s prior written consent. Any Transfer (or purported Transfer) in breach of this Agreement shall be null and void and of no force or effect. Notwithstanding the foregoing, each Stockholder may Transfer its Shares (which shall continue to be subject to all of the restrictions, liabilities and rights under this Agreement) to any of its Affiliates without Parent’s prior written consent; provided that the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) agrees in writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms and conditions of this Agreement.

(b)  Involuntary Transfer. If any involuntary Transfer of any Shares shall occur, the transferee shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement in accordance with its terms.

(c)  Transfer of Voting Rights. From the date hereof until the termination of this Agreement pursuant to Section 11, neither Stockholder shall (i) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent or execute any written consent in or with respect to any or all of its Shares, with any such proxy, power-of-attorney, authorization or consent purported to be granted being void ab initio, or (ii) deposit or permit the deposit of any of its Shares into a voting trust (collectively, “Encumbrances”) except for any such Encumbrances that may be imposed pursuant to this Agreement or any applicable restrictions on transfer under the Securities Act or any state securities law (“Permitted Encumbrances”).

(d)    Acquisition of Shares. In the event that either Stockholder acquires Shares (or any right or interest therein) after the execution of this Agreement, such Stockholder shall promptly deliver to Parent a written notice indicating the number of such Shares (or right or interest therein) acquired or received.

3.  Agreement to Vote Shares; Support.

(a)   From the date hereof until the termination of this Agreement pursuant to Section 11, at any meeting of the stockholders of the Company called with respect to the following matters or at which any of the following matters are acted upon, and at every adjournment or postponement thereof, each Stockholder shall, or shall cause the holder of record on any applicable record date to, vote all Shares that are then owned by such Stockholder and entitled to vote:

(i)    in favor of the Company Stockholder Approval; and

(ii)   against approval of any proposal made in opposition to, in competition with, or that would result in a breach of, the Merger Agreement or the Merger and against approval of any Company Competing Proposal.

(b)  Each Stockholder shall retain at all times its existing right to vote its Shares (or to direct how its Shares shall be voted) in its sole discretion and without any other limitation on any matters other than those set forth in Section 3(a)(i) or Section 3(a)(ii) that are from time to time presented for consideration to the Company’s stockholders generally, subject to the terms of this Agreement.

(c)  In the event that a meeting of the stockholders of the Company is held, each Stockholder shall, or shall cause the holder of record of its Shares on any applicable record date to, be present in person or by proxy at such meeting or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum.

4.  No Adverse Act. Each Stockholder agrees that, except as expressly provided or permitted by this Agreement, such Stockholder shall not, without the prior written consent of Parent in its sole discretion, (a) enter into any contract, option or other arrangement or understanding with respect to any of its Shares or any interest therein or (b) take or permit any other action that would materially (i) restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the Company’s obligations under the Merger Agreement or (ii) otherwise materially restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Stockholders from enforcing their rights under this Agreement.

5.  Manager; Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict either Stockholder (or any Affiliate, Representative or designee of such Stockholder) (a) in its capacity as a manager of the Company or any of its Subsidiaries or Affiliates or (b) in any of their capacities as a director or officer of the Company or any of its Subsidiaries, from acting in such capacity or fulfilling the obligations of such office (including, for the avoidance of doubt, exercising his or her fiduciary duties), including by voting, in his or her capacity as a manager, director or officer of the Company or any of its Subsidiaries or Affiliates in such Stockholder’s (or its designee’s) sole discretion on any matter, including with respect to Section 6.3 of the Merger Agreement. In this regard, neither Stockholder shall be deemed to make any agreement or understanding in this Agreement in such Stockholder’s capacity as a manager, director or officer of the Company, including with respect to Section 6.3 of the Merger Agreement.

6.  No Solicitation.

(a)   From the date hereof until the termination of this Agreement pursuant to Section 11, each Stockholder shall comply with Section 6.3(a) of the Merger Agreement as though such Stockholder were a party thereto.

(b)   Notwithstanding Section 6(a) above, each Stockholder may, and may permit its Affiliates and its and their respective Representatives to, participate in discussions and negotiations with any Person making a Company Competing Proposal (or its Representatives) with respect to such Company Competing Proposal if the Company is engaging in discussions or negotiations with such Person in accordance with Section 6.3 of the Merger Agreement.

7.  Representations and Warranties of each Stockholder. Each Stockholder hereby represents and warrants to Parent as follows:

(a)   Power; Binding Agreement. Each Stockholder has the requisite power and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder. Assuming this Agreement constitutes a valid and binding obligation of Parent, this Agreement constitutes a valid and binding obligation of each Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

(b)   No Finder’s Fees. Other than as disclosed pursuant to the Merger Agreement, no broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of each Stockholder in its capacity as a stockholder of the Company.

(c)   No Conflicts; Consents. The execution, delivery and performance of this Agreement by each Stockholder, and the consummation by each Stockholder of the transactions contemplated hereby, do not and will not (i) conflict with or violate any Law that is applicable to such Stockholder or by which any of its assets or properties is subject or bound or (ii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any contract to which each Stockholder is a party or by which its assets are bound. The execution, delivery and performance by each Stockholder of this Agreement, and the consummation by each Stockholder of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity, except for filings under the Exchange Act.

(d)   Voting Power. Each Stockholder has, and will at the time of any meeting of the Company’s stockholders have, sole voting power, sole power of disposition, sole power to Transfer, sole power to issue instructions with respect to the matters set forth herein and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of such Stockholder’s Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

8.   Affiliate Agreements. Each Stockholder hereby agrees and consents to terminate, or cause the termination of, as applicable, the Affiliate Agreements, subject to the Closing and effective as of the Effective Time without any further liability or obligation to the Company, the Company’s Subsidiaries or Parent.

9.   Disclosure. The Stockholders hereby permit Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document required in connection with the Merger and any transactions contemplated by the Merger Agreement, each Stockholder’s identity and ownership of Shares and the nature of each Stockholder’s commitments, arrangements and understandings under this Agreement. Each Stockholder shall not, and shall cause its Affiliates not to, make any press release, public announcement or other public communication with respect to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed); provided that such consent shall not be required for any disclosure required by applicable Law, including amending either Stockholder’s existing Schedule 13D relating to its Shares (provided that reasonable notice of any such disclosure will be provided to Parent as promptly as reasonably practicable).

10.  No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to such Stockholder. For the avoidance of doubt, each Stockholder shall be entitled to any dividends or other distributions declared by the Company Board with respect to its Shares having a record date prior to the Effective Time.

11.  Further Assurances. Subject to the terms and conditions of this Agreement, upon request of Parent, each Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

12.  Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect as of the Expiration Date; provided that nothing herein shall relieve any Stockholder of any Willful and Material Breach of its obligations hereunder that occurred prior to such termination. This Section 11 and Section 1, Section 5, and Section 13 (as applicable) shall survive any termination of this Agreement.

13.    Miscellaneous.

(a)   Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 13(a) shall be void.

(b)   Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.

(c)   Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of either Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

(d)   Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) if delivered in person; (ii) if transmitted by electronic mail (“e-mail”); or (iii) if transmitted by national overnight courier, in each case as addressed as follows:

if to Parent:

Western Asset Mortgage Capital Corporation

385 East Colorado Boulevard

Pasadena, California 91101

Attention:	Bonnie Wongtrakool
Robert Lehman
E-mail:	Bonnie.Wongtrakool@westernasset.com
Robert.Lehman@westernasset.com

with a required copy to (which copy shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001

Attention:	David J. Goldschmidt, Esq.
Thomas W. Greenberg, Esq.

E-mail:	david.goldschmidt@skadden.com
thomas.greenberg@skadden.com

If to the Stockholders:

Terra Offshore Funds REIT, LLC

205 West 28th Street, 12th Floor

New York, New York 10001

Attention: Vikram Uppal

Email: vik@mavikcapital.com

Terra JV, LLC

205 West 28th Street, 12th Floor
New York, New York 10001

Attention: Vikram Uppal

Email: vik@mavikcapital.com

with a required copy to (which copy shall not constitute notice):

Alston & Bird LLP
90 Park Avenue
New York, New York 10016

Attention:	Michael J. Kessler
Justin R. Howard
E-mail:	michael.kessler@alston.com
justin.howard@alston.com

(e)   No Third Party Beneficiaries. This Agreement is not intended to confer and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

(f)    Governing Law; Venue; Waiver of Jury Trial.

(i)   THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(ii)  THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE (AND ANY APPELLATE COURT THEREFROM)) AND ANY APPELLATE COURTS THEREOF (COLLECTIVELY, THE “CHOSEN COURTS”) IN ANY PROCEEDING THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE CHOSEN COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH COURTS. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH CHOSEN COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH PROCEEDING IN THE MANNER PROVIDED IN SECTION 13(d) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(iii)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12(f).

(g)   Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of each Stockholder contained herein shall not survive the Expiration Date, other than those contained within the provisions that the parties have agreed will survive the termination of this Agreement pursuant to Section 11.

(h)   Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto in respect of the subject matter hereof, and supersedes all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(i)    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(j)    Rules of Construction; Interpretation. All references in this Agreement to Sections, subsections and other subdivisions refer to the corresponding Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. The headings contained in this Agreement are for convenience only, do not constitute any part of such Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(k)   Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(l)    Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

PARENT:

WESTERN ASSET MORTGAGE CAPITAL CORPORATION

By:	/s/ Elliott Neumayer
Name: Elliott Neumayer
Title: Chief Operating Officer

[Signature page to Voting Agreement]

STOCKHOLDER:

TERRA JV, LLC

By:	/s/ Vikram S. Uppal
Name: Vikram S. Uppal
Title: Chief Executive Officer

[Signature page to Voting Agreement]

STOCKHOLDER:

TERRA OFFSHORE FUNDS REIT, LLC
By: Terra Offshore Funds REIT Manager, LLC, its Manager

By:	/s/ Vikram S. Uppal
Name: Vikram S. Uppal
Title: Chief Executive Officer

[Signature page to Voting Agreement]